Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III
Chief Executive Officer
CommunitySouth Bank & Trust
864-306-2540

aducker@csbat.com

COMMUNITYSOUTH ANNOUNCES RECORD FINANCIAL PERFORMANCE IN 2007,
TOTAL ASSETS GREW 52.20%, EARNINGS INCREASED 35.53%

Easley, SC -- February 15, 2008 -- CommunitySouth Financial Corporation (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today announced that earnings for the year ended 2007 totaled $1.57 million, or $0.31 per diluted share, an increase of 35.53% compared with the year ended 2006 earnings of $1.16 million, or $0.22 per diluted share. Net income for the quarter ended December 31, 2007 was $0.44 million, or $0.09 per diluted share, an increase of 39.55% compared to the previous year’s fourth quarter net income of $0.31 million, or $0.06 per diluted share.

Highlights for the year-ended 2007 include the following:

•	Total assets ended the year at $377.9 million, an increase of 52.20% for the year.
•	Total loans grew 39.18% for the year to $302.9 million.
•	Total deposits grew to $327.7 million, a 50.98% increase for the year.
•	Net interest income increased $2.83 million, or 38.25%, over the prior year. The increase in net interest income was a result of the Bank’s strong loan growth.
•	Average loan yields remained steady at 8.12% in 2007 compared to 8.12% in 2006, while funding costs increased to 4.99% in 2007 from 4.74% in 2006.
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Net interest margin for 2007 was 3.42%, compared to 3.92% for the prior year. The decline was due mainly to repricing of interest bearing liabilities. Management is focusing on core deposit growth to lessen the dependence on higher cost certificates of deposit and wholesale funding.

•	Non-interest income increased $0.64 million, or 76.29%, over the prior year. The increase in non-interest income was a result of increased mortgage loan origination, deposit and loan fees.
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Non-interest expenses totaled $8.18 million for 2007, a 57.48% increase when compared to non-interest expenses for 2006. This increase in non-interest expenses is reflective of the Company’s investment in additional branches and personnel, which have produced additional revenues and provided the infrastructure to support the Bank’s growth and expansion plans. This is also reflected in the Company’s efficiency ratio, which was 69.82% for 2007 compared to 63.02% for 2006.

•	Return on average assets was 0.50% for 2007, compared to a return on average assets of 0.59% for the prior year.
•	Return on average shareholders’ equity was 5.12% for 2007 compared to a return on average shareholders’ equity of 4.08% for the prior year.

CommunitySouth Announces Record Financial Performance in 2007 (page 2)

“We are extremely pleased to be able to report significant growth in both earnings and assets for 2007,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth. “While 2007 was one of the most tumultuous years in the banking industry in two decades, CommunitySouth continued to grow both assets and earnings at a pace significantly ahead of our peers. Also, during the year we continued to expand our franchise with the opening of our Laurens Road office in Greenville. We look forward to continued growth opportunities in 2008 with an additional planned branch opening in the Spartanburg market. Additionally, management continues to intensely focus on lowering our overall funding costs, primarily through increasing our core deposits, which we define as checking, savings and money market accounts. Such deposits have grown $28.7 million or 83.90% since the prior year-end.”

CommunitySouth’s stock is quoted on the Over the Counter Bulletin Board under the symbol CBSO.

About CommunitySouth Bank & Trust

CommunitySouth Bank & Trust (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing what was at the time the largest initial public offering ever to fund a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $377 million. CommunitySouth was recently named the 11th fastest growing company in South Carolina, according to South Carolina‘s Fastest-Growing Companies 2007 competition.

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Greenville, Spartanburg, Anderson, Greer, Mauldin and Easley. The Company also operates full-service investment, insurance and mortgage divisions.

CommunitySouth offers a complete line of financial products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, nationwide free ATMs, free business courier service, its free refreshment center and more.

For additional information about CommunitySouth Bank & Trust, call 864-306-2540, toll-free at 866-421-CSBT, or visit www.communitysouthbankandtrust.com.

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Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause such differences, please see our filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Consolidated Financial Data

Our summary consolidated financial data as of and for the year and three months ended December 31, 2007 and for the three months ended December 31, 2006 have not been audited but, in the opinion of our management, contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	For the Year ended		For the Three Months ended
	December 31,		December 31,
	2007	2006	2007	2006
(In thousands, except per share dollar amounts)
Summary Results of Operations Data:
Interest income – loans	$21,492	$13,644	$6,018	$4,234
Interest income – investments	1,813	1,041	628	348

Total interest income	23,305	14,685	6,646	4,582
Interest expense – deposits	(13,069)	(7,281)	(3,775)	(2,494)

Net interest income	10,236	7,404	2,871	2,088
Provision for loan losses	(1,188)	(1,532)	(194)	(340)

Net interest income after provision for loan
losses	9,048	5,872	2,677	1,748
Non-interest income	1,486	842	337	302
Non-interest expense	(8,184)	(5,197)	(2,357)	(1,554)

Income before taxes	2,350	1,517	657	496
Income tax expense	(782)	(360)	(219)	(182)

Net income	$1,568	$1,157	$438	$314

Weighted average number of shares outstanding:
Basic	4,699	4,687	4,699	4,698
Diluted	5,127	5,144	4,974	5,114

Per Share Data:
Net income, basic	$0.33	$0.25	$0.09	$0.07
Net income, diluted	$0.31	$0.22	$0.09	$0.06
Book Value	$6.70	$6.32	$6.70	$6.32

Summary Balance Sheet Data:
Total assets	$377,867	$248,273
Earning assets	361,890	235,959
Investment securities (1)	25,291	371
Total loans (2)	302,934	217,664
Allowance for loan losses	(4,214)	(3,091)
Total deposits	327,664	217,031
Total shareholders’ equity	31,471	29,695

Performance Ratios:
Return on average assets (3)	0.50%	0.59%	0.48%	0.34%
Return on average equity (3)	5.12%	4.08%	5.58%	4.21%
Net interest margin (4)	3.42%	3.92%	3.24%	3.56%
Efficiency ratio (5)	69.82%	63.02%	73.48%	65.01%

Bank Capital Ratios:
Total risk-based capital ratio	10.17%	12.75%
Tier 1 risk-based capital ratio	8.92%	11.50%
Tier 1 leverage ratio	8.26%	11.49%

Growth ratios since December 31, 2006:
Percentage change in total assets	52.20%
Percentage change in total loans	39.18%
Percentage change in total deposits	50.98%
Percentage change in equity	5.98%

Other data as of December 31:
Allowance for loan losses to total loans	1.39%	1.42%
Total loans to deposits ratio	92.45%	100.29%

(1)  Marketable securities are stated at fair value. Non-marketable securities are stated at cost.
(2)  Loans are stated at gross amounts before allowance for loan losses.
(3)  The three month period return is annualized and then divided by the average total assets for the three month period.
(4)  The net interest income is annualized for the three month period.
(5)  Computed by dividing non-interest expense by the sum of net interest income and non-interest income.